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                                                                   EXHIBIT 10(c)



                         LONG-TERM DISABILITY INSURANCE


                  The Company's long-term disability insurance plan provides for long-term disability coverage to all Company employees who become eligible after a one-year waiting period based on plan requirements. Under the plan, eligible employees who become totally disabled as defined in the plan receive 60% of monthly base earnings, subject to a maximum schedule amount of $5,000 per month, without evidence of insurability. The Company's executive officers are covered under the plan, subject to a maximum schedule amount of $18,000 per month. Effective November 1, 1997, executive officers became covered by a supplemental long-term disability program. Under this program, participants are provided with additional disability insurance with respect to 60% of their total compensation (base salary plus average of their most recent three years' incentive awards) minus the basic benefit (60% of base salary), up to $3,000 per month, and are charged for the cost of any supplemental insurance relating to incentive awards.